Enterprise Bank 2020
Variable Compensation Incentive Plan

Purpose and Objective

The 2020 Variable Compensation Incentive Plan (the Plan) incents and rewards for Bank performance.

Participants

Regular team members who do not participate in an individual sales incentive plan or an individual commission plan are eligible to participate in the Plan. Temporary and co-operative team members are ineligible to participate in the Plan. Other than as described elsewhere in the Plan, you must be employed through the last business day of the plan year to receive a payout. If your hire date is after January 1 of the current plan year, you will be eligible for a pro-rata payout, based on wages earned during the plan year.

Target Awards

You will have a target variable compensation opportunity (target percentage), which is a percentage of your regular earnings (base salary) earned in the current plan year.

Determination of Variable Compensation Payout

You will be assigned to a variable compensation incentive group based upon your position and role. The attached addendum outlines your specific performance factor(s).

The Bank must attain a level of 0.5 in Net Income performance factor (the "threshold") in the current plan year for a payout to be made. If the threshold is achieved, the variable compensation incentive payouts will be determined by the performance of each performance factor as shown on the addendum. The maximum incentive opportunity to be paid under this plan is 150% of target.

Extraordinary Event

An extraordinary event, such as a windfall, composite federal or state compliance, Community Reinvestment Act (CRA) or safety and soundness rating below satisfactory, or another unusual event, may either positively or negatively impact the Bank's financial reports. The Compensation Committee will have discretion whether the extraordinary event will impact the payout under the Plan.

Payout Timing

The performance period is January 1 through December 31 of the current plan year. If it is determined that participants will receive a payout under the Plan, payouts will be received on or before March 15, following the plan year.

Retirement, Disability, or Death

If a participant retires after the age of 62 and has been employed for at least three months in the current plan year, the participant is eligible to receive a pro-rata payout upon retirement. If a participant passes away or employment ends as result of disability during the plan year, the participant or the participant's beneficiary is eligible to receive a pro-rata payout. Payouts will be based upon the participant's wages earned in the current plan year and management's estimate of year-end results at the participant's employment end date.

Clawback Provision

If the Bank's reported financial or operating results are determined to be subject to material negative restatement due to material noncompliance with any financial reporting requirement under the securities laws, fraud, or misconduct (other than a restatement caused by a change in applicable accounting rules or interpretations), the Compensation Committee may require recoupment of full or partial payout made to participants with an officer status of Senior Vice President (SVP) or above.

The Compensation Committee reserves the authority to approve, modify, or disallow any payout proposed to be made under the Plan.

Addendum: Bankwide Group with Multiplier

	Performance Factor	Weight
Bankwide Group with Multiplier	Net Income	50%
	YTD Average Low Cost Deposits	15%
	Loan Growth	15%
	Loan Quality	10%
	Non-Interest Fee Revenue	10%

Performance Factor Grid Information

	Variable Compensation for Performance Factors						
Below Threshold	**At Threshold (0.50)**	**(0.75)**	**At Target (1.00)**	**(1.25)**	**(1.50)**	**(1.75)**	**At Stretch (2.00)**
There will be a 0% payout for the performance factor.	There will be a 50% payout for the performance factor.		There will be a 100% payout for the performance factor.				There will be a 200% payout for the performance factor.

Performance Factor Grid for Participant Scorecard*

		Threshold		Target				Stretch
	Performance Factor	0.5	0.75	1	1.25	1.5	1.75	2
Bankwide Group with Multiplier	Net Income*	27.652M	29.652M	31.652M	33.652M	35.652M	37.652M	39.652M
	YTD Average Low Cost Deposits	1.4410B	1.4650B	1.4890B	1.5025B	1.5160B	1.5295B	1.5430B
	Loan Growth	103M	180M	257M	292M	328M	363M	399M
	Loan Quality	5.850M	4.875M	3.900M	2.925M	1.950M	975K	0
	Non-Interest Fee Revenue	14.491M	15.491M	16.491M	17.491M	18.491M	19.491M	20.491M

Additional Performance Factor

Annualized salaries and benefits expense multiplier for 2020:

- If less than $54.675M, multiply actual payout percentage by 1.05
- If between $54.675M – $55.375M, multiply actual payout percentage by 1.0
- If more than $55.375M, multiply actual payout percentage by 0.95

*Net income results are determined after sales incentive and variable compensation incentives are calculated. For example, if net income reaches 1.25 or $33.652M, this creates more incentive compensation expense which after being applied may reduce net income below the level. Therefore, level 1.25 would be met only if net income were at a level that after the additional incentive compensation expense net income exceeded the $33.652M.